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                             [MILLER, NASH, WIENER
                               HAGER & CARLSEN
                                  LETTERHEAD]


                                                                     EXHIBIT 8.1



                                August 23, 1995




U. S. Bancorp
111 S.W. Fifth Avenue
Portland, Oregon  97204



Ladies and Gentlemen:

                 You have requested our opinion regarding the material
U. S. federal income tax consequences of the proposed merger (the "Merger") of West One Bancorp ("West One") with and into U. S. Bancorp. Capitalized terms not otherwise defined in this letter have the meanings given them in the Joint Proxy Statement/Prospectus (the "Proxy Statement") of West One and U.S. Bancorp which constitutes a part of the Registration Statement on Form S-4 in respect of the shares of U. S. Bancorp Common Stock to be issued in connection with the Merger. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

                 In rendering our opinion, we have reviewed the Merger Agreement and the Proxy Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. We have relied, with the consent of U. S. Bancorp and West One, upon certain representations contained, respectively, in representation letters given us by U. S. Bancorp and West One (copies of which are attached to this opinion). We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.


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U. S. Bancorp                 - 2 -                            August 23, 1995

        Based upon the foregoing, it is our opinion that, under presently applicable law, for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Accordingly, it is our opinion that the material federal income tax consequences of the Merger will be:

                1. No gain or loss will be recognized by U. S. Bancorp or by West One as a result of the Merger;

                2. No gain or loss will be recognized by West One shareholders upon their exchange of West One Common Stock for U. S. Bancorp Common Stock, except that a West One shareholder who receives cash proceeds in lieu of a fractional share interest in U. S. Bancorp Common Stock or a shareholder exercising dissenters' rights under Section 30-1-81 of the Idaho Act who receives cash instead of U. S. Bancorp Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest or the holder's tax basis in the dissenting shares, as the case may be, and such gain or loss will constitute capital gain or loss if such shareholder's West One Common Stock with respect to which gain or loss is recognized is held as a capital asset at the Effective Time;

                3. The tax basis of the U. S. Bancorp Common Stock received by a West One shareholder who exchanges West One Common Stock for U. S. Bancorp Common Stock will be the same as the shareholder's tax basis in the West One Common Stock surrendered in exchange therefor; and

                4. The holding period of U. S. Bancorp Common Stock received by a West One shareholder will include the period during which the West One Common Stock surrendered in exchange was held (provided that the West One Common Stock was held by the West One shareholder as a capital asset at the Effective Time).

        In addition, it is our opinion that the statements regarding income tax consequences made under the captions "SUMMARY--Tax and Accounting Treatment of the Merger" and "THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

        Our opinion may not be applicable to West One shareholders who received their West One Common Stock pursuant to

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U. S. Bancorp                       - 3 -                      August 23, 1995


the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

        This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in the facts from those set forth or assumed either in this opinion or in the Registration Statement may affect the conclusions stated in this opinion.

        We hereby consent to the use of our name under the caption "THE MERGER--Certain Federal Income Tax Consequences" in the Proxy Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                      Very truly yours,

                                 /s/  MILLER, NASH, WIENER, HAGER &
                                      CARLSEN